Exhibit 99.1

Vertex Energy Announces Definitive Agreement to Acquire Substantially All of the Assets & Liabilities of Vertex Holdings

August 15, 2012 - HOUSTON, TX  ̶  Vertex Energy, Inc. (OTCQB:VTNR) (the “Company” or “Vertex Energy”), a leader in the aggregation, re-refining and processing of distressed petroleum streams, today announced that it has signed a definitive unit purchase agreement (the “Purchase Agreement”) with Vertex Holdings, L.P. (“Holdings”) and B & S Cowart Family L.P. (“B&S LP”) to purchase all of Holdings' assets and liabilities relating to the business of transporting, storing, processing and re-refining petroleum products, crudes and used lubricants (the “Business”). Under the Purchase Agreement, Holdings agreed to contribute all of its assets and liabilities relating to the Business, including its wholly-owned operating subsidiaries Cedar Marine Terminals, L.P. (“Cedar Marine”), Crossroad Carriers, L.P. (“Crossroad”), Vertex Recovery L.P. (“Recovery”) and H&H Oil, L.P. (“H&H Oil”); and B&S LP agreed to contribute the real-estate associated with H&H Oil's operations held in B&S LP to Vertex Acquisition Sub, LLC (the “Acquired Company”, a special purpose entity formed for purposes of the transactions contemplated in the Purchase Agreement), and the Company agreed to acquire 100% of the equity interest in Acquired Company.

Holdings operates in the environmental services industry and provides distressed petroleum collection, recycling, transportation, storage and re-refinement services.  The Acquired Company will own, prior to closing, the intellectual property relating to the Thermal Chemical Extraction Process (“TCEP”) refinement technique which process Cedar Marine currently operates at the Cedar Marine refinement facility on behalf of Vertex Energy. This acquisition is part of Vertex Energy’s vertical integration strategy to own and operate collection and re-refining businesses. The Company expects the acquisition to be accretive to earnings per share in 2013.

David Phillips, a member of the Company’s Board of Directors and the Chairman of the Related Party Transaction Committee, stated “We believe that this acquisition is a critical step in the growth of Vertex Energy.  As a result of this deal, we will operate a vertically integrated company that spans the full value chain within our industry, from feedstock collection through processing and end-product sales.  We believe that the accretive nature of this acquisition and the scale of the combined companies will be beneficial to our shareholders.  In addition, the combination eliminates the related party transactions between Holdings and Vertex Energy, which have often been a source of confusion in our disclosures to the investment community.”

Under terms of the Purchase Agreement, Vertex Energy will pay the following consideration in exchange for 100% of the equity interest in the Acquired Company: (i) $14.8 million in cash and assumed debt; (ii) 4,545,455 million restricted shares of the Company’s common stock; and (iii) $1.7 million cash consideration for real-estate acquired in the transaction from B&S LP.  Additionally, for each of the three one-year periods following the closing date of the transaction, Holdings will be eligible to receive earn-out payments of $2.23 million, up to $6.7 million in the aggregate, contingent on the combined company achieving EBITDA targets of $10.75 million, $12.0 million and $13.5 million, respectively, in those periods. The final purchase price is subject to a working capital adjustment, and $1.0 million of the purchase price will be held in escrow for 18 months to satisfy indemnity claims.

As a condition to closing, the Company is negotiating debt financing to fund the acquisition. Further, the Purchase Agreement contains customary representations, warranties, covenants, indemnity provisions and other closing conditions for transactions of similar nature and size. The Company anticipates that it will close the transaction in September 2012.

For the fiscal year ended December 31, 2011, the Business generated revenue and EBITDA of approximately $31 million and $6 million, respectively. For the six-months ended June 30, 2012, the Business generated revenue and EBITDA of approximately $19 million and $3 million, respectively.

Holdings and B&S LP are related parties controlled by Benjamin P. Cowart, Chairman and Chief Executive Officer of Vertex Energy. Mr. Cowart directly or indirectly owns a 77% interest in Holdings and a 100% interest in B&S LP. Additionally, Chris Carlson, the Company’s Chief Financial Officer, owns a 10% interest in Holdings. The Company has numerous relationships and transactions with Holdings and its subsidiaries, including the lease of a storage facility, subletting of office space, operating agreement for the Company’s TCEP facility, transportation of feedstock to re-refiners and the Company’s storage facility, and delivery from the Company’s re-refinery to end customers.

All negotiations on behalf of the Company were conducted by the Company’s Related Party Transaction Committee, a sub-committee of the Company’s Board of Directors, which consists of three independent board members.

Craig-Hallum Capital Group LLC served as exclusive financial adviser to Vertex Energy, Inc. in connection with the acquisition, and Mayer Brown LLP acted as its legal adviser. Sedgwick LLP acted as legal adviser to Vertex Holdings, L.P and B & S Cowart Family L.P.

Subsidiaries of the Acquired Company

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Cedar Marine Terminals, L.P.  Cedar Marine Terminals operates a 19-acre bulk liquid storage facility on the Houston Ship Channel. The terminal serves as a truck-in, barge-out facility and provides throughput terminal operations. Cedar Marine is also the site of the TCEP refinement process.

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Crossroad Carriers, L.P.  Crossroad Carriers is a third-party common carrier that provides transportation and logistical services for liquid petroleum products, as well as other hazardous materials and waste streams.

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Vertex Recovery L.P. Vertex Recovery collects and recycles used oil and residual materials from large regional and national customers throughout the US and Canada. It facilitates its services through a network of independent recyclers and franchise collectors.

•	H&H Oil, L.P. H&H Oil operates as a subsidiary of Vertex Recovery. It collects and recycles used oil and residual materials from customers based in Austin, Baytown, and Corpus Christi, Texas.

Conference Call

Vertex Energy will discuss the transaction during its upcoming second quarter 2012 conference call to be held at 10:00 a.m. EST on Wednesday, August 15, 2012. To participate on the conference call, please dial 1-877-407-4019 or 1-201-689-8337. A webcast will also be available at: www.vertexenergy.com. A digital replay will be available by telephone approximately two hours after the call’s completion until August 31, 2012, and may be accessed by dialing 1-877-660-6853 from the U.S., or 1-201-612-7415 for international callers, Acct. # 380; Replay ID# 398790.

About Vertex Energy, Inc.

Vertex Energy, Inc. (OTCQB:VTNR) is a leader in the aggregation, re-refining and processing of distressed petroleum streams, such as used oil, transmix, fuel oils and off-specification commercial chemical products, thereby reducing the United States’ reliance on foreign crude oil. Vertex Energy’s focus, as a participant in the alternative energy and environmentally friendly investment sectors, is on creating increased value in the products it manages. It utilizes a variety of strategies and technologies that facilitate the re-refining of used oil and off-specification commercial chemical products into higher value commodities. By creating higher value products from distressed hydrocarbon streams, the Company is positioned to produce both financial and environmental benefits. Vertex Energy is based in Houston, Texas with offices in Georgia and California. More information on the Company can be found on the Company’s website at www.vertexenergy.com, and in documents filed with the U.S. Securities and Exchange Commission, on the SEC’s web site at www.sec.gov.

This press release may contain forward-looking statements, including information about management’s view of Vertex Energy’s future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the “Act”). In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of Vertex Energy, its divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents Vertex Energy files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on Vertex Energy’s future results. The forward-looking statements included in this press release are made only as of the date hereof. Vertex Energy cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Vertex Energy undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by Vertex Energy.

Investor Relation Contacts

Marlon Nurse
Porter, LeVay & Rose, Inc.
VP – Investor Relations
Marlon Nurse
(212) 564-4700

Matthew Lieb
Vertex Energy, Inc.
Chief Operating Officer
(310) 230-5450